Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Lamar Advertising Company:

We consent to incorporation by reference in the registration statements Nos. 333-89034, 333-10337, 333-79571, 333-37858, 333-34840, 333-116007, 333-116008, 333-130267, 333-160943, 333-160945, and 333-182365 on Form S-8 of Lamar Advertising Company of (a) our reports dated February 28, 2013 with respect to the consolidated balance sheets of Lamar Advertising Company and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity and comprehensive income (deficit), and cash flows for each of the years in the three year period ended December 31, 2012 and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2012, and (b) our reports dated February 28, 2013 with respect to the consolidated balance sheets of Lamar Media Corp. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations and comprehensive income (loss), stockholder’s equity and comprehensive income (deficit), and cash flows for each of the years in the three year period ended December 31, 2012 and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 annual report on Form 10-K of Lamar Advertising Company.

/s/ KPMG LLP

Baton Rouge, Louisiana

February 28, 2013